Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Korn/Ferry International Amended and Restated Employee Stock Purchase Plan of our reports dated June 27, 2014, with respect to the consolidated financial statements of Korn/Ferry International and the effectiveness of internal control over financial reporting of Korn/Ferry International included in its Annual Report (Form 10-K) for the year ended April 30, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

December 10, 2014